EXHIBIT 99.1

Contact:	Scott Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS
•	Achieves 13th Consecutive Quarter of Comparable Store Sales Increase
•	Fourth Quarter Earnings Per Diluted Share Increases 24%
•	Fiscal Year Earnings Per Diluted Share Increases 27%
•	Issues Fiscal 2014 Guidance

BIRMINGHAM, Ala. (March 15, 2013) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended February 2, 2013.

Fourth Quarter Results
Net sales for the 14-week period ended February 2, 2013, increased 14.0% to $217.4 million compared with $190.7 million for the 13-week period ended January 28, 2012.  Comparable store sales increased 4.9% on a 13-week to 13-week period.

Gross profit improved to 36.1% of net sales for the 14-week period ended February 2, 2013, compared with 35.8% for the 13-week period ended January 28, 2012.

Store operating, selling and administrative expenses improved to 20.3% of net sales for the 14-week period ended February 2, 2013, compared with 20.9% of net sales for the 13-week period ended January 28, 2012.

Net income for the 14-week period ended February 2, 2013, increased 22.3% to $19.4 million compared with $15.8 million for the 13-week period ended January 28, 2012.  Earnings per diluted share increased 23.7% to $0.73 for the 14-week period ended February 2, 2013 compared with $0.59 for the 13-week period ended January 28, 2012.  The 14th week added approximately $0.07 in diluted earnings per share to our quarterly and annual results.

For the quarter, Hibbett opened 27 new stores, expanded 4 high performing stores and closed 2 underperforming stores, bringing the store base to 873 in 29 states as of February 2, 2013.

Fiscal 2013 Results
Net sales for the 53-week period ended February 2, 2013, increased 11.8% to $818.7 million compared with $732.6 million for the 52-week period ended January 28, 2012.  Comparable store sales increased 6.9% on a 52-week to 52-week period.

Gross profit improved to 36.5% of net sales for the 53-week period ended February 2, 2013, compared with 35.8% for the 52-week period ended January 28, 2012.

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Store operating, selling and administrative expenses improved to 20.8% of net sales for the 53-week period ended February 2, 2013, compared with 21.3% of net sales for the 52-week period ended January 28, 2012.

Net income for the 53-week period ended February 2, 2013, increased 22.9% to $72.6 million compared with $59.1 million for the 52-week period ended January 28, 2012.  Earnings per diluted share increased 26.5% to $2.72 compared with $2.15 for the 52-week period ended January 28, 2012.

For the year, Hibbett opened 54 new stores, expanded 13 high performing stores and closed 13 underperforming stores.

Jeff Rosenthal, President and Chief Executive Officer, stated, "The holiday season was strong due to solid performance in footwear, apparel, and accessories.  Fiscal 2013 results were accomplished by excellent assortments, great customer service, and outstanding support from our distribution team and supplier partners.  Looking forward into Fiscal 2014, we are well positioned to continue our growth and are very excited about the investments being made in the business to ensure our future success."

Liquidity and Stock Repurchases
Hibbett ended the fourth quarter of Fiscal 2013 with $76.9 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the fourth quarter, the Company repurchased 203,662 shares of common stock for a total expenditure of $11.0 million.  For Fiscal 2013, the Company repurchased 903,794 shares of common stock for a total expenditure of $49.9 million.  Approximately $245.4 million of the total authorization remained for future stock repurchases as of February 2, 2013.

Fiscal 2014 Outlook
For Fiscal 2014, the Company expects to report diluted earnings per share in the range of $2.85 to $3.05 and an increase in comparable store sales in the low to mid-single digit range. Please note that this compares to Fiscal 2013 that had an approximate $0.07 benefit in earnings per diluted shares due to the 53rd week.  For Fiscal 2014, the Company expects to open 65 to 70 new stores, expand approximately 18 high performing stores and close 15 to 20 stores.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 15, 2013, to discuss fourth quarter Fiscal 2013 results.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until March 22, 2013, by dialing (402) 977-9140 and entering the passcode, 21576996.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter Fiscal 2013 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com, on March 15, 2013, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 22, 2013.

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Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, margin trends, the effects of calendar shifts, earnings per diluted share and comparable store sales.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012, and our Quarterly Reports on Form 10-Q filed on June 1, 2012, September 4, 2012 and December 4, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Net sales	$217,407	$190,681	$818,700	$732,645
Cost of goods sold, distribution center and store occupancy costs	138,918	122,521	519,818	470,237
Gross profit	78,489	68,160	298,882	262,408
Store operating, selling and administrative expenses	44,167	39,817	169,872	155,672
Depreciation and amortization	3,416	3,291	13,029	13,205
Operating income	30,906	25,052	115,981	93,531
Interest expense, net	41	50	168	217
Income before provision for income taxes	30,865	25,002	115,813	93,314
Provision for income taxes	11,506	9,178	43,231	34,254
Net income	$19,359	$15,824	$72,582	$59,060

Net income per common share:
Basic earnings per share	$0.75	$0.60	$2.78	$2.19
Diluted earnings per share	$0.73	$0.59	$2.72	$2.15

Weighted average shares outstanding:
Basic	25,848	26,452	26,132	26,978
Diluted	26,359	26,983	26,638	27,506

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	February 2, 2013	January 28, 2012
Assets
Cash and cash equivalents	$76,911	$55,138
Accounts receivable, net	5,954	6,123
Inventories, net	221,378	195,071
Prepaid expenses and other	17,371	12,441
Total current assets	321,614	268,773
Property and equipment, net	49,076	39,596
Other assets	6,641	5,327
Total assets	$377,331	$313,696

Liabilities and Stockholders' Investment
Accounts payable	$102,021	$73,735
Short-term capital leases	714	173
Accrued expenses	15,980	17,750
Total current liabilities	118,715	91,658
Non-current liabilities	19,489	18,288
Stockholders' investment	239,127	203,750
Total liabilities and stockholders' investment	$377,331	$313,696

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Fiscal 2013 Comparable Store Sales
As Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	Fiscal 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	11.1%	4.8%	6.4%	4.9%	6.9%
Comparable store sales increase (adjusted for week shift)	8.6%	12.5%	-0.7%	4.4%	6.0%
Impact of week shift	-2.5%	7.7%	-7.1%	-0.5%	-0.9%

(a) Due to the 53rd week in Fiscal 2013, each quarter in Fiscal 2014 starts one week later than the same quarter in Fiscal 2013.  The chart above presents comparable store sales for Fiscal 2013 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2014 quarters.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)
Sales Information
Total sales increase	14.0%	10.1%	11.8%	10.2%
Comparable store sales increase (13 and 52 weeks)	4.9%	7.2%	6.9%	6.8%

Store Count Information
Beginning of period	848	815	832	798
New stores opened	27	20	54	52
Stores closed	(2)	(3)	(13)	(18)
End of period	873	832	873	832

Stores expanded	4	2	13	15
Estimated square footage at end of period (in thousands)	5,003	4,755

Balance Sheet Information
Average inventory per store	$253,583	$234,460

Share Repurchase Program
Shares	203,662	225,170	903,794	1,897,002
Cost (in thousands)	$11,008	$10,107	$49,852	$68,613

END OF EXHIBIT 99.1